Exhibit 10.03

IRREVOCABLE LETTER OF GUARANTEE

No.: ZJ02201111

TO: China (Shanghai) Pilot Free Trade Zone Lin-gang Special Area Branch of China Merchants Bank Co., Ltd.,

WHEREAS you have agreed to provide Shengwei Semiconductor Equipment (Shanghai) Co., Ltd.*(盛帷半导体设备(上海)有限公司) (the “Debtor”) with loans, commercial bill acceptance, bill discounting or letter of credit services (collectively, the “Financing Business”) in the total amount of RMB (in words) ONE HUNDRED AND TWENTY EIGHT MILLION FIVE HUNDRED THOUSAND, and have signed (or are going to sign) the Housing Mortgage Contract (No.: ZJ02201111) (the “Master Contract”) with the Debtor.

At the request of the Debtor, the Guarantor agrees to issue this Letter of Guarantee and voluntarily assumes joint and several liability for all of the Debtor’s obligations under the Master Contract, details of which are set out below.

1.	Subject matters

1.1 The Guarantor shall be jointly and severally liable for any outstanding loans, L/C or acceptance advances, negotiated payments and/or discounted payments made by you to the Debtor upon the expiration of the performance period of the obligations under the Master Contract within the scope of this Letter of Guarantee, and shall also be jointly and severally liable within the scope of this Letter of Guarantee if you recover debts from the Debtor in accordance with the Master Contract before the expiration of the performance period of the obligations under the Master Contract.

1.2 If you and the Debtor agree to extend the term, interest rate or amount of the obligations under the Master Contract or change such terms and conditions, or if you adjust the interest rate or pricing method during the performance period of the obligations under the Master Contract in accordance with the terms therein, you are not required to obtain the approval of or notify the Guarantor, and the Guarantor has no objection and that will not prejudice the guarantee liability of the Guarantor herein.

1.3 The Guarantor confirms that the amount, term, purpose and other business elements of the Financing Business actually occurred between you and the Debtor shall be based on the Master Contract, the business vouchers produced by you and the business records in your system.

2.	Scope

2.1 The Guarantor guarantees all of the Debtor’s obligations under the Master Contract, including:

2.1.1 the principal amount and corresponding interest, penalties, compound interest, defaults and late performance fees of loans and negotiated payments granted by you to the Debtor under the Master Contract;

2.1.2 the principal amount balance and interest, penalties, compound interest, defaults and late performance fees of advances made by you for the Debtor for the performance of its payment obligations under the commercial bill accepted or letter of credit issued under the Master Contract;

2.1.3 the principal amount and corresponding interest, penalties, compound interest, defaults and late performance fees of all bills discounted by you under the Master Contract;

2.1.4 costs (including but not limited to litigation costs, attorney’s fees, announcement fees, service of process fees, travel expenses, fees for application for issuance of enforcement certificate, etc.) and all other related costs incurred by you in exercising the hypothec and creditor’s rights.

2.1.5 if the loan under the Master Contract is arising from the repayment or conversion of the previous loan, bill discounting or L/C negotiated payments in response to the Debtor’s application, or if you, in response to the Debtor’s application, repay the letter of credit, bill and other advances under the Master Contract with the new loan during the guarantee period, the Guarantor confirms that the resulting debt is included in the scope of guarantee.

3.	Method

3.1 The Guarantor confirms that he/she/it is financially and legally, jointly and severally liable for all the obligations within the scope of the above guarantee. If the Debtor fails to repay the principal and interest of the Financing Business and related costs in a timely manner pursuant to the Master Contract, or if the Debtor commits any of the event of default as specified in the Master Contract, you have the right to recover directly from the Guarantor without the need to recover from the Debtor first.

3.2 The notice of claim issued by you is conclusive and final, and the Guarantor has no objection to it. The Guarantor agrees to fully repay the amount owed by the Debtor to you within five days from the date of receipt of the written notice of claim from you, without the need to obtain any proof from you. Unless a clear and material error occurs, the Guarantor accepts that the amount requested in your notice of claim is accurate.

You also reserve the right to collect payments from the Guarantor by such means as it deems appropriate, including but not limited to fax, mail, personal service and announcements in the public media.

4.	Guarantee period

The guarantee period of the Guarantor commences from the effective date of this Letter of Guarantee and ends on the maturity date of the loan or other obligations, or covers a three-year period starting from the date of making advances.

5.	Independence of this Letter of Guarantee

5.1 This Letter of Guarantee is independent, continuously valid, irrevocable and unconditional, and is not subject to the validity of the Master Contract, any agreement or document entered into by the Debtor with any entity, or any change in the Debtor’s fraud, reorganization, winding up, dissolution, liquidation, bankruptcy and expiration of business term. The liability of the Guarantor shall not be exempted by reason of any instruction, changes in its own financial condition, or any agreement entered into with any entity or individual.

5.2 Your cessation of granting outstanding loans, establishing L/C, negotiating, discounting or acceptance, or your early recovery of disbursed loans, negotiated/discounted payments in accordance with the Master Contract shall not affect the guarantee liability of the Guarantor herein.

5.3 In the event that there are other guarantees or other guarantors guarantee the Debtor’s obligations under the Master Contract, you still have the right to choose to claim the guarantee rights against each pledgee and guarantor (including the Guarantor) separately, successively or simultaneously; if you waive, change or release the security/pledge or change or release the guarantee liabilities of other guarantors, or delay claiming the rights against any pledgee/other guarantors, the Guarantor’s liability herein shall not be affected, and the Guarantor is still obliged to bear joint and several guarantee liability to you in accordance with this Letter of Guarantee.

6.	The Guarantor represents and warrants as follows:

6.1 The Guarantor is a legal person or organization established in accordance with the law and qualified to act as a guarantor, or a natural person with full civil capacity, and is willing to guarantee the performance of the obligations as stipulated herein with the assets owned or entitled to dispose of according to the law by the Guarantor;

6.2 The issuance of this Letter of Guarantee by the Guarantor has been fully authorized or approved by the upper level of authority/board of directors;

6.3 The issuance of this Letter of Guarantee is the true intention of the Guarantor, involving no fraud or coercion;

6.4 The total amount of all external guarantees (including foreign currency translation) shall not exceed the total ownership interest of the Guarantor before the expiration of this Letter of Guarantee;

6.5 The Guarantor shall provide financial books/statements and annual financial reports to you in a timely manner as required and keep you informed of significant decisions and changes in the production, operation and management of the Guarantor;

6.6 The financial information and all other documents provided by the Guarantor to you are true and legal, and the legal representative or other person in charge of the Guarantor shall bear a non-excusable legal liability in this regard;

6.7 The Guarantor shall issue a “counter guarantee” as requested by you;

6.8 Any change in the business registration, organizational structure, shareholding structure, operation mode or financial condition of the Guarantor or any matter such as debt restructuring or major connected transactions shall not affect the legal binding effect of this Letter of Guarantee on the Guarantor, and the Guarantor is obliged to notify you immediately if any such change may affect its ability to perform this Letter of Guarantee;

6.9 The successors or assigns of the Guarantor shall be bound by all the terms of this Letter of Guarantee. The Guarantor shall not assign the above guarantee liabilities without your written consent;

6.10 If the Guarantor is a natural person and has a spouse, he/she shall provide a letter of confirmation of his/her spouse upon your request; if he/she does not have a spouse, he/she shall specifically declare that the marital status information provided to you is true, complete and reliable as of the time when he/she signs this Letter of Guarantee, and confirm that you can verify and investigate the marital status information provided by the Guarantor if necessary (without the necessity to obtain any other authorization), and guarantee to cooperate in all respects unconditionally.

6.11 If the Guarantor fails to settle all the obligations as stipulated herein, you have the right to freeze/withhold the funds in any account established by the Guarantor with China Merchants Bank or entrust other financial institutions to freeze/withhold the funds in the account established by the Guarantor with that institution (if the debt is not denominated in RMB, you have the right to purchase foreign exchange directly from the RMB-denominated account of the Guarantor at the exchange rate as announced by you at the time of deduction) until all the obligations owed to you by the Debtor under the Master Contract are settled in full.

7.	Costs

☐ 7.1 If the Debtor is a SMME, all costs related to the notarization of the enforcement under this contract (except for the fees for application for issuance of enforcement certificate) shall be borne by you; if the Debtor is not a SMME, all costs related to the notarization of the enforcement under this contract (except for the fees for application for issuance of enforcement certificate) shall be borne jointly by you and the Guarantor in the following proportions: []% for you and []% for the Guarantor (ticking “√” in “☐” means that this provision is applicable).

7.2 For other matters entrusted to a third party to provide services, relevant costs shall be borne by the principal; if you and the Guarantor jointly act as the principal, each shall bear 50%, except as otherwise provided in relevant national policies and other normative documents.

8.	Not considered a waiver

During the period of validity of this Letter of Guarantee, for any default or delay of the Debtor and the Guarantor, any indulgence, relief or delay by you in enforcing your rights or interests under the Master Contract and this Letter of Guarantee shall not prejudice, affect or limit all your rights and interests as a creditor under the relevant laws and this Letter of Guarantee, nor shall it be deemed a waiver of your right to take action against existing or future defaults.

9.	Terms

Unless expressly stated otherwise, all terms used in this Letter of Guarantee shall have the same meaning as provided in the Master Contract.

10.	Notice

10.1 Your notices, requests or other documents in relation to this Letter of Guarantee shall be sent in written form (including but not limited to letters, faxes, emails, electronic platforms such as your corporate internet banking/ APP, phone SMS or WeChat).

10.2 If the notices are delivered by hand (including but not limited to delivered by lawyers/notaries, courier delivery, etc.), the service shall be deemed to have been made if the recipient signs for it (if the recipient refuses to accept it, the service shall be deemed to have been made on the seventh day after the date of rejection/return or the date of mailing (whichever is earlier); if they are delivered by postal letter, the service shall be deemed to have been made on the seventh day after mailing; if they are delivered by electronic means such as fax, e-mail, notice on your electronic platform, phone SMS or WeChat, the service shall be deemed to have been made on the date of successful delivery as shown in your corresponding system.

If you notify the Guarantor of the transfer of creditor’s rights or makes a call on the Guarantor by publishing an announcement at the public media, the service shall be deemed to have been made since the date of the announcement.

If the Guarantor changes its address, e-mail address, fax number or phone number and WeChat ID, it should notify you of the revised information within five working days after the date of such change, otherwise you have the right to deliver it at the original address or information. If the delivery is not successful due to the change of address or information, the delivery shall be deemed to have been made on the date of return or the seventh day after mailing (whichever is earlier). The Guarantor shall bear the losses that may arise as a result, and it shall not affect the legal effect of the service.

10.3 The address, email address, fax number, phone number and WeChat ID as listed herein shall be used as the address for service of notarial and judicial documents (including but not limited to indictment/arbitration application, evidence, summons, notice of responding to action, notice to produce evidence, notice of court session, notice of hearing, award/judgment, ruling, mediation, notice of deadline for performance and other legal documents in the trial and enforcement stages) on the Guarantor. The court or notary authority shall be deemed to have effectively served the documents by sending them to the address as agreed upon herein in writing (the specific standard shall be implemented by referring to the aforementioned clause 10.2).

11.	Miscellaneous

11.1 The Guarantor confirms that the operations of the specific business made by you for the Debtor and your operations related to this Letter of Guarantee can be handled in any branch/sub-branch within the jurisdiction where you are located, and the branch/sub-branch can then generate, sign or issue relevant letters, and the business operations and letters of the branch/sub-branch within the jurisdiction where you are located are regarded as your acts and are binding on both parties.

11.2 Other engagements:            /

12.	Dispute resolution

The laws of the People’s Republic of China (excluding those of Hong Kong, Macau and Taiwan) shall apply to this Letter of Guarantee. In case of disputes arising from this Letter of Guarantee, the Guarantor agrees to adopt the dispute resolution method as agreed upon under the Master Contract.

If the Master Contract and this Letter of Guarantee are notarized together to give enforcement effect, the Guarantor agrees that you have the right to apply directly to a court of competent jurisdiction for enforcement of the Guarantor’s obligations herein.

13.	Effectiveness of this Letter of Guarantee

13.1 If the Guarantor is a legal person or organization, this Letter of Guarantee shall take effect on the date of signature/seal of the legal representative/person chiefly in charge or authorized agent of the Guarantor and the official seal/contract seal of the Guarantor.

13.2 If the Guarantor is a natural person, this Letter of Guarantee shall take effect on the date of signature of the Guarantor.

14.	Supplementary provisions

This Letter of Guarantee is presented in four copies for each of the lender, the Debtor, the Guarantor and the Lending Center of China Merchants Bank Shanghai Branch, with equal legal effect.

Warnings:

All the terms of this Letter of Guarantee have been explained by you to the Guarantor, and the Guarantor confirms that he/she/it understands the terms of this Letter of Guarantee in the same way as yours. Meanwhile, you have drawn the Guarantor’s special attention to the provisions on excluding or limiting your liability, your unilateral possession of certain rights, increasing the Guarantor’s liability or limiting the Guarantor’s rights, and have given a full and accurate understanding of them.

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(The following is the signature column for the irrevocable Letter of Guarantee with no. ZJ02201111)

Sign if the Guarantor is a legal person or other organization. Guarantor: Legal representative/person chiefly in charge or authorized agent: Bank and account number:	(seal)

Address: E-mail: Fax No.: Phone No.: WeChat ID:

（盖

/主要负责人或授权代理

及账号

盛美半导体设备（上海）股份有限公司
ACM Research (Shanghai)

Sign if the Guarantor is a natural person: Guarantor (Signature):

ID name: ID No.: Nationality: Bank: Account: Address: E-mail: Fax No.: WeChat ID: Tel:	Date: 19 November 2020